Exhibit 10.2

March 23, 2015

Michael Levitz
10 Victory Garden Way
Lexington, MA 02420

Dear Mike,

Insulet Corporation (“Insulet” or the “Company”) is pleased to offer you the position of Chief Financial Officer, reporting directly to Patrick Sullivan, Chief Executive Officer. We are excited about the prospect of you joining Insulet and look forward to your meaningful contribution to the team. This offer of employment is contingent upon the satisfactory completion of a background check prior to your start date. We will determine a mutually beneficial start date upon acceptance of this offer.

Your base salary will be paid at an initial annualized rate of $375,000. You will be paid $14,423.08 biweekly in accordance with the Company’s normal payroll practices as established or modified from time to time. You will participate in the Company’s Executive Incentive Compensation Program with a target bonus of 60% of your annual base compensation. Your bonus payout for the plan year 2015 is guaranteed to be no less than 85% of your pro-rated target.

In addition, the company will pay you a one-time signing bonus of $270,000 payable 30 days after your start date and is considered taxable income. If you leave the company voluntarily within one year of your start date you will be required to pay back the full amount.

Subject to the approval of the Company’s Board of Directors, you will receive new hire equity awards valued at approximately $1,750,000 as part of your compensation package.

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One third of your equity value, which is approximately $577,500, will be delivered as stock options. The actual number of stock options will be determined based on the fair market value of the Company’s stock on your grant date, and you will be issued options to purchase Company common stock at a purchase price equal to the fair market value as of the date of grant. Stock options vest 25% after one year of service, then 6.25% quarterly thereafter, with full vesting over 4 years of service.

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Two thirds of your equity value, which is approximately $1,172,500, will be awarded as restricted stock units. As with your option grant, your actual number of restricted stock units will be determined based on the fair market value of the Company’s stock on your grant date. Restricted stock units vest annually at 33.33% over 3 years.

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    The date of the grant will be your start date. These grants will be subject to and governed by the terms and conditions of Company grant agreements, which will include, among other things, your vesting schedule.

You will also be eligible to participate in Insulet’s annual executive equity programs. Beginning in 2016, you will participate in the Company’s annual performance share grant with a target value of $150,000. The 2016 grant is expected to occur in the first quarter of 2016. Beginning in 2016, you will also be eligible to receive an annual equity award the first quarter of each year, with an annual target award value of $550,000. You should understand that all executive compensation programs are subject to the Company’s Board of Directors approval and are subject to change from time to time based on the needs of the business.

You will be eligible to participate in the Company’s benefits programs to the same extent as, and subject to the same terms, conditions and limitations applicable to, other employees of the Company of similar rank and tenure. These benefits presently include: comprehensive medical, prescription drug, and dental insurance coverage; Company-paid life insurance coverage at two times your annualized salary; 401(k) plan; employee stock purchase plan; paid time off at an initial rate of 26 days per year, per Company policy. For a more detailed understanding of the benefits and the eligibility requirements, please consult the summary plan descriptions for the programs which will be made available to you.

You will also be eligible to participate in the Insulet Corporation Amended and Restated Executive Severance Plan, which is attached to this letter.

This position is salary exempt and may include travel and hours greater than a forty hour per-week work schedule. You will be reimbursed for normal business travel and lodging expenses outside of the local Billerica, Massachusetts area. Your employment is at-will and no contract is implied by the terms of this letter.

By signing this offer letter, you confirm that your employment with Insulet will not violate any of your existing obligations and that you will not disclose any confidential information from any another employer to Insulet. You also confirm that your ability to make this statement is based upon your own research and/or assurances provided by your own counsel, and is not based on any information given to you by Insulet or any of its agents or employees. You will be required to sign the Company’s standard Proprietary Information and Non-Competition Agreements as a condition of your employment with the Company. A copy of these agreements will be made available to you prior to your employment start date.

Also, please bring with you, for the purpose of completing the I-9 form, sufficient documentation to demonstrate your eligibility to work in the United States on your first day of employment. This verification must occur by the third day of your employment.

We look forward to having you join Insulet. We hope you will be a very valuable contributor to our team going forward. In light of the critical nature of this role, we would appreciate the acceptance of this offer by the close of business on Tuesday, March 24th by returning a signed copy of this letter to me.

Please feel free to call me directly at (917) 301-9692 if you should have any questions

Sincerely,

/s/ Brad Thomas
Brad Thomas
Executive Vice President, Human Resources and Organizational Development

Accepted:

/s/ Michael Levitz	May 4, 2015
Michael Levitz	Agreed upon Start Date

*If faxing please send to 978-600-4393.